UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2009
DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-28539	56-1362926
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

13760 Noel Road, Suite 830	75240
Dallas, Texas	(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (214) 378-8992
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 3.03	MATERIAL MODIFICATIONS TO RIGHTS OF SECURITY HOLDERS.
          On October 9, 2009, DRI Corporation (the “Company”) amended its Articles of Incorporation by filing a Certificate of Designation (the “Initial Certificate of Designation”) with the Secretary of State of North Carolina designating 700 shares of its authorized preferred stock as “Series K Senior Convertible Preferred Stock” (the “Series K Preferred Stock”). The Series K Preferred Stock ranks prior and superior to the Company’s Series AAA Preferred Stock, Series E Redeemable Nonvoting Convertible Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series J Convertible Preferred Stock, and Common Stock with respect to payment of dividends and upon liquidation, dissolution and winding up of the Company. On October 26, 2009, the Company sold an aggregate of 160 shares of this newly designated Series K Preferred Stock to multiple outside investors pursuant to a subscription agreement with each investor.
          On November 6, 2009, the Company filed an amendment to the Initial Certificate of Designation for the Series K Preferred Stock (the “Amended Certificate of Designation”) with the Secretary of State of North Carolina, which modified the designations, rights, preferences and limitations relating to the shares of the Series K Preferred Stock as set forth in Item 5.03, below.

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
          On November 6, 2009, the Company filed the Amended Certificate of Designation with the Secretary of State of North Carolina, which made the following modification to the designations, rights, preferences and limitations relating to the shares of the Series K Preferred Stock:
          Voting. The holders of the Series K Preferred Stock are entitled to vote with the holders of the Common Stock as a single class on any matters on which the holders of the Common Stock are entitled to vote. In the Initial Certificate of Designation, the holders of the Series K Preferred Stock were entitled to a number of votes equal to the quotient obtained by dividing the Liquidation Preference (which is currently $5,000 per share) by $3.00. In the Amended Certificate of Designation, the holders of the Series K Preferred Stock will now be entitled to a number of votes equal to the quotient obtained by dividing the Liquidation Preference by $2.50. If all 700 authorized shares of the Series K Preferred Stock were issued and outstanding as of the date hereof, the holders of these shares would be entitled to cast approximately 1.4 million votes on an as-converted basis, representing approximately 9.8% of the total voting power of the Company. Currently, there are 160 shares of the Series K Preferred Stock issued and outstanding, representing 320,000 votes on an as-converted basis, comprising approximately 2.4% of the total voting power of the Company.
          Optional Conversion. At the option of the holder, any or all outstanding shares of Series K Preferred Stock may be converted into a number of fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock received upon conversion will be determined by multiplying the number of Series K Preferred Stock to be converted by a fraction, the numerator of which is the Liquidation Preference plus all accrued but unpaid dividends on such shares, and the denominator of which is the conversion price then in effect for the Series K Preferred Stock. Under the Initial Certificate of Designation, the initial conversion price for the Series K Preferred Stock was $3.00 per share. Upon the filing of the Amended Certificate of Designation, the initial conversion price was reset to $2.50 per share. This initial conversion price will be subject to adjustments upon the occurrence of stock splits, stock dividends, consolidations, reclassifications, exchanges and substitutions. If all 700 authorized shares of Series K Preferred Stock were issued and outstanding on the date hereof, they would be convertible into approximately 1.4 million shares of Common Stock. Currently, 160 shares of Series K Preferred Stock are issued and outstanding and would be convertible into approximately 320,000 shares of Common Stock.
          Automatic Conversion. The outstanding shares of Series K Preferred Stock will automatically convert to shares of Common Stock if the closing bid price for the Common Stock on The Nasdaq Stock Market (or other exchange or market on which the Common Stock may be traded) for any consecutive 20 day period exceeds an amount that was set at $6.00 in the Initial Certificate of Designation but which has been reset to $5.00 upon the filing of the Amended Certificate of Designation.
          The foregoing description of the Amended Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Certificate of Designation, which is filed as Exhibit 3.11.1 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
3.11.1	Articles of Amendment to Articles of Incorporation of the Company containing Certificate of Designation of Series K Senior Convertible Preferred Stock of DRI Corporation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.
Date: November 12, 2009

DRI CORPORATION
By:	/s/ Stephen P. Slay
Stephen P. Slay
Vice President, Chief Financial Officer, Treasurer, and Secretary